Exhibit (d)(3)

EXECUTION COPY

AUXILIUM PHARMACEUTICALS, INC.,

ENDO INTERNATIONAL PLC

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Second Supplemental Indenture

Dated as of January 29, 2015

to Indenture

Dated as of January 30, 2013

1.50% Convertible Senior Notes due 2018

SECOND SUPPLEMENTAL INDENTURE dated as of January 29, 2015 (this “Supplemental Indenture”), among Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), supplementing the Indenture, dated as of January 30, 2013 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 30, 2013 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to the Indenture, pursuant to which the Company issued its 1.50% Convertible Senior Notes due 2018 (each, a “Note” and, collectively, the “Notes”);

WHEREAS, the Company entered into the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 2014 (the “Merger Agreement”), by and among the Company, Endo, Endo U.S. Inc., a Delaware corporation and an indirect wholly owned subsidiary of Endo (“HoldCo”), and Avalon Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”) and the Company will continue as a direct wholly owned subsidiary of HoldCo and an indirect wholly owned subsidiary of Endo;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (each a “Company Share” and, collectively, the “Company Shares”) issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares (as defined in the Merger Agreement)) will be converted into the right to receive: (1) for each Company Share for which a Standard Election (as defined in the Merger Agreement) has been made, $16.625 in cash and 0.2440 ordinary shares of $0.0001 each of Endo (“Endo Shares”), (2) for each Company Share for which a Cash Election (as defined in the Merger Agreement) has been made, $33.25 in cash or (3) for each Company Share for which a Stock Election (as defined in the Merger Agreement) has been made, 0.4880 Endo shares, subject to proration pursuant to Section 2.1(g) of the Merger Agreement;

WHEREAS, as a result of the Merger, Section 9.07(a) of the First Supplemental Indenture provides that the Company shall execute a supplemental indenture with the Trustee providing that, at and after the effective time of the Merger, a Holder’s right to convert a Note into cash and/or shares of Common Stock shall be changed into a right to convert such Note into cash and/or units of Reference Property;

WHEREAS, as a result of the Merger, Section 9.07(a) of the First Supplemental Indenture provides that the amount and kind of Reference Property into which the Notes will be convertible shall be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make a Standard Election, Cash Election or Stock Election (the “Weighted Average Merger Consideration”);

WHEREAS, as a result of the elections affirmatively made by the holders of Common Stock in connection with the Merger, the Weighted Average Merger Consideration attributable to one share of Common Stock consists of (i) $9.88 in cash and (ii) 0.3430 Endo Shares; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AGREEMENTS OF PARTIES

Section 2.01 Conversion of Notes. In accordance with Section 9.07(a) of the First Supplemental Indenture, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes into cash and/or Common Stock is hereby changed, effective as of the date hereof, to a right to convert such $1,000 principal amount of Notes into cash and/or units of Reference Property. As a result of the elections affirmatively made by the holders of Common Stock in connection with the Merger, a unit of Reference Property, calculated in accordance with Section 9.07 of the First Supplemental Indenture, is (i) $9.88 in cash and (ii) 0.3430 Endo Shares; provided, however, that (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 9.02 of the First Supplemental Indenture and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 9.02 of the First Supplemental Indenture shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 9.02 of the First Supplemental Indenture shall instead be deliverable in units of Reference Property and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property (including the Endo Shares included therein). The provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price” and “Conversion Rate,” and (ii) the provisions of Section 9.01(b) of the First Supplemental Indenture respecting when a Holder of Notes may surrender its Notes for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into the Reference Property.

Section 2.02 Adjustments to Conversion Rate. As and to the extent required by Section 9.07(a) of the First Supplemental Indenture, the Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as possible to the adjustments provided for in Article 9 of the First Supplemental Indenture with respect to the Common Stock.

Section 2.03 Assumption; Joint and Several Liability. Endo, as co-obligor, hereby expressly assumes, jointly and severally with the Company, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all of the Notes issued under the Indenture, (b) the due and punctual delivery of Endo Shares and/or cash upon conversion of the Notes upon the exercise by a Holder of the conversion privilege pursuant to Article 9 of the First Supplemental Indenture and (c) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company, including without limitation with respect to the right of Holders to require the Company to purchase their Notes upon a Fundamental Change pursuant to Section 10.01 of the First Supplemental Indenture.

Section 2.04 Obligations of the Company. Notwithstanding the agreement of Endo to become liable for the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all the Notes issued under and subject to the Indenture and for the delivery of Endo Shares and/or cash upon conversion of the Notes pursuant to Article 9 of the First Supplemental Indenture, the Company remains the issuer of the Notes and fully liable for all of its obligations under the Indenture and has not been released from any liabilities or obligations thereunder except for the issuance of the Common Stock of the Company upon conversion of the Notes pursuant to Article 9 of the First Supplemental Indenture.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company, Endo and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be modified in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 Foreign Accounting Tax Compliance Act Matters. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

Section 3.05 Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.06 Successors and Assigns. All the covenants, stipulations, promises and agreements of the Company and Endo in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.07 Severability Clause. If any provision in this Supplemental Indenture is deemed invalid, illegal or unenforceable, it shall not affect the validity, legality or enforceability of any other provision set forth herein or of the Indenture as a whole.

Section 3.08 Benefits of the Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the Holders, the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.09 Governing Law; Jurisdiction. This Supplemental Indenture shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

Section 3.10 Supplemental Indenture May Be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
	Name:	Adrian Adams
	Title:	CEO and President

ENDO INTERNATIONAL PLC

By:	/s/ Orla Dunlea
	Name:	Orla Dunlea
	Title:	Company Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

[Signature page to Second Supplemental Indenture]